SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 30, 2024, by and between SiriusPoint Ltd. (the “Company”) and CM Bermuda Limited (“CMB”). The Company and CMB are each a “Party” and together, the “Parties” for purposes of this Agreement.
WHEREAS, CMB holds 45,720,732 common shares of the Company, par value US$0.10 per share (the “Shares”) and 20,991,337 warrants to purchase common shares of the Company (the “Warrants” and, together with the Shares, the “Securities”);
WHEREAS, pursuant to that certain Pledge and Security Agreement dated June 15, 2021 (the “Pledge Agreement”), the Securities owned by CMB are pledged to China Construction Bank Corporation Shanghai Branch (as the Security Trustee on behalf of the syndicated lenders) (“CCB”).
WHEREAS, pursuant to the Pledge Agreement, if any Event of Default (as defined in the Pledge Agreement) shall have occurred and be continuing, CCB is entitled to sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Pledged Collateral (as defined in the Pledge Agreement) or any part thereof, in one or more parcels at public or private sale. CCB, as a Security Trustee and acting on the instructions of the finance parties under the 2022 Amended Facility Agreement (as defined in the Pledge Agreement), will exercise its enforcement rights pursuant to Article VI of the Pledge Agreement to cause CMB to sell the Pledged Collateral (as defined in the Pledge Agreement) via a private sale to the Company pursuant to the terms of this Agreement.
WHEREAS, the Company desires to purchase all of the Shares at a price per share equal to US$14.25, and all of the Warrants at a price per warrant equal to US$3.56 (such purchase of the Shares and Warrants the “Purchase”), and CMB under the instruction of CCB and acting on behalf of CCB, desires to sell all of the Securities, upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Shares and the Warrants will be canceled and retired or, alternatively in the case of the Shares, retained by the Company as treasury shares (as may be determined by the Company in its sole discretion following the date hereof) upon the acquisition thereof by the Company;
WHEREAS, the Board of Directors of the Company has authorized this Agreement and the transactions contemplated hereby (including the Purchase);
WHEREAS, effective upon the Closing (as defined below), (a) CMB will not own (directly or indirectly) any Shares, Warrants or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any Shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any Shares or other equity interest in
    16

the Company, (b) CMB shall not have any right to appoint an observer or director to the Board of Directors of the Company and (c) that certain Investor Rights Agreement, dated as of February 26, 2021, by and among the Company and CMB (the “Investor Rights Agreement”) shall be terminated and of no further force or effect;
WHEREAS, CCB and CMB have entered into a letter agreement, dated December 30. 2024 (the “Letter Agreement”) providing, among other things, that (a) CCB agrees to pay Two Hundred Forty-Three Million Two Hundred Forty-Nine Thousand Five Hundred Ninety-One USD (US$243,249,591.00) if this Agreement is terminated by the Company pursuant to Section 5.1(b) and there has been an Impermissible Transfer Event (as defined below) that was a cause (even if not the sole cause) of CMB being unable to deliver the certificate contemplated by Section 4.2(b) (such payment obligation, the “CCB Covenant”), and (b) the Company is a third party beneficiary of the CCB Covenant; and
WHEREAS, it is the intention of the Parties that the Purchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1.Payment; Purchase and Sale of the Securities.
1.Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), CMB agrees to sell to the Company for the account of CCB, and the Company agrees to purchase from CMB, the Securities for a purchase price equal to Seven Hundred Twenty-Six Million Two Hundred Forty-Nine Thousand Five Hundred Ninety-One USD (US$726,249,591.00) (the “Purchase Price”). In connection with the Purchase, the Company also agrees to pay CMB’s costs in connections with the Purchase in an agreed amount equal to Six Million Seven Hundred Fifty Thousand Four Hundred Nine USD (US$6,750,409.00) (the “Agreed Costs” and, together with the “Purchase Price,” the “Total Payment”) as set forth in this Agreement.
2.Initial Payments. On the date hereof:
(a)CMB shall deliver, or cause to be delivered:
(i)to the Company a letter (A) authorizing the Company to instruct Computershare, Inc., the Company’s transfer agent (the “Transfer Agent”)), to enter a stop transfer order with respect to all of the Securities for the period commencing at the execution of this Agreement and continuing until the earlier of the Closing Date or the termination of this Agreement (the “Interim Period”) and (B) including CMB’s express consent and acknowledgment that such stop transfer order shall not be lifted for any reason during the Interim Period other than pursuant to the express written instruction of the Company;
    16

(ii)to ASW Law Limited (“ASW”), the following documents to be held in escrow (collectively, the “Escrowed Documents”):
(1)a payoff letter (the “Payoff Letter”) executed by CCB and CMB pursuant to the Pledge Agreement stating therein that (A) the Permitted Lien (as defined below) in respect of all of the Securities will be fully released upon receipt by CMB of the Purchase Price in the Purchase Price Account (as defined below) and (B) the Permitted Lien in respect of 17,070,147 Shares held by CMB (the “Covered Securities”) will be released upon the delivery by the Company to ASW of a Unilateral Company Notice pursuant to Section 1.6(b);
(2)undated transfer instructions to transfer all of the Securities from CMB to the Company (the “Closing Transfer Instructions”), a copy of which is attached as Exhibit A-1;
(3)undated transfer instructions to transfer the Covered Securities from CMB to the Company (the “Remedial Transfer Instructions”), a copy of which is attached as Exhibit A-2;
(4)undated transfer instructions to transfer all of the Securities (other than the Covered Securities already transferred) from CMB to the Company (the “Closing Backup Transfer Instructions”), a copy of which is attached as Exhibit A-3;
(5)the irrevocable resignation of Meng Tee Saw, effective immediately upon and contingent upon consummation of the Closing, in the form attached as Exhibit B (the “Director Resignation”); and
(6)an instrument terminating the Investor Rights Agreement in the form attached as Exhibit C (the “IRA Termination Instrument”) duly executed by CMB;
(b)the Company shall (i) pay to CMB in cash the amount of Two Hundred Forty-Three Million Two Hundred Forty-Nine Thousand Five Hundred Ninety-One USD (US$243,249,591.00) (the “First Purchase Price Payment”) by wire transfer of immediately available funds to the “Purchase Price Account” designated by CMB for payment of the Purchase Price as set forth in Exhibit D (the “Purchase Price Account”) and (ii) direct ASW to provide to CMB written confirmation that ASW will secure the Escrowed Documents, not release any Escrowed Documents except as expressly instructed by either joint instruction of the Company and CMB or the Unilateral Company Notice, and on the earlier of the Closing Date or termination of this Agreement return any Escrowed Documents not released, or to be released on the Closing Date, if applicable; and
(c)the Company shall pay to CMB in cash the amount of the Agreed Costs (the “Agreed Costs Payment”) by wire transfer of immediately available funds to the “Agreed Costs Account” designated by CMB for payment of
    16

the Agreed Costs Payment as set forth in Exhibit D (the “Agreed Costs Account”).
3.Closing. Subject to the satisfaction or waiver of all conditions to closing set forth in Section 4, the Purchase shall take place remotely via the electronic exchange of documents and signatures at 9:00 a.m. Eastern Time on February 28, 2025 (or such other date and time as agreed by the Parties in writing) (the “Closing”). The date on which the Closing takes place shall be the “Closing Date.” At the Closing:
(a)the Company shall:
(i)pay to CMB in cash the amount of Four Hundred Eighty-Three Million USD (US$483,000,000.00) (the “Second Purchase Price Payment”) by wire transfer of immediately available funds to the Purchase Price Account or such alternate account as CMB may confirm in writing prior to the Closing Date (in which case such alternate account shall thereafter be the “Purchase Price Account”; and
(ii)deliver, or cause to be delivered, to CMB the IRA Termination Instrument duly executed by the Company;
(b)the Company and CMB shall deliver joint written instruction to ASW directing ASW to release each of the Closing Transfer Instructions (or, if a Remedial Transfer (as defined below) has already occurred, the Closing Backup Transfer Instructions), the Payoff Letter, the Director Resignation and the IRA Termination Instrument previously delivered by CMB to ASW and to return any other transfer instructions held by ASW to CMB; and
(c)if applicable, CMB and Company shall withdraw any Dispute pending pursuant to Section 5.7 regarding whether an Impermissible Transfer Event has previously occurred.
4.Receipt of Payment. For the avoidance of doubt and for all purposes under this
Agreement, each required payment is deemed to have been made when such payment is received in the Purchase Price Account or Agreed Costs Account, as applicable.
5.CMB Failure to Transfer Shares at Closing. In the event the Closing is initiated and the Company initiates wire delivery of the Second Purchase Price Payment to the Purchase Price Account and CMB is unable to transfer all of the Securities, CMB shall immediately refund the Second Purchase Price Payment to the Company to the extent it is received in the Purchase Price Account.
6.Company Acquisition of Covered Securities Upon an Impermissible Transfer Event.
(a)CMB agrees that neither of CMB nor CCB, shall at any time during the Interim Period (i) Transfer any Securities to anyone other than the Company, (ii) instruct, or seek to cause the Transfer of, any Securities to anyone other than the Company or (iii) authorize or direct any lien to be
    16

placed on any of the Securities that would not be released by the Payoff Letter or automatically upon the consummation of the Purchase without any additional action of CMB or the Company (any of the foregoing, any “Impermissible Transfer Event”). Notwithstanding the foregoing, the Company agrees that each of (x) any Transfer resulting from a merger, tender or exchange offer, reorganization or other fundamental transaction involving the Securities approved by the Board of Directors of the Company and (y) any planning, discussions or negotiations with any person by CMB or CCB during the Interim Period that is related to the Securities shall not in and of itself constitute an Impermissible Transfer Event.
(b)In the event that at any time during the Interim Period the Company’s Board of Directors makes a good faith determination that an Impermissible Transfer Event has occurred (a “Company Determination”), then the Company (A) shall provide written notice of the Company Determination to CMB; and (B) after provisions of written notice of the Company Determination to CMB, shall have the right to deliver a unilateral written instruction to ASW directing ASW to release each of the Remedial Transfer Instructions and the Payoff Letter to the Company (a “Unilateral Company Notice”). Following implementation of the Remedial Transfer Instructions by the Transfer Agent, the Company shall, subject to any obligation that the Company may have to return the shares pursuant to this Agreement, acquire valid and unencumbered title to the Covered Securities (a “Remedial Transfer”). Nothing in this Agreement shall be interpreted to limit or affect CMB’s right following the occurrence of such Remedial Transfer to Dispute pursuant to Section 5.7 whether an Impermissible Transfer Event has actually occurred and whether such Remedial Transfer should be revoked and the Covered Securities transferred back to CMB. If a Dispute is resolved in favor of CMB and a determination is made that no Impermissible Transfer Event occurred, the Company shall immediately transfer the Covered Securities back to CMB and instruct the Transfer Agent to register the Covered Securities in the name of CMB; provided, that if the Closing occurs any such Dispute initiated by CMB shall be withdrawn and the Company shall remain the owner of the Covered Securities without any further action by the Company or CMB. In the event of a Dispute, until the Dispute has been resolved or withdrawn, Company shall not take any action to cancel or Transfer the Covered Securities. The Parties agree that upon receipt of the Unilateral Company Notice delivered pursuant to this Section 1.6(b), ASW may release each of the Remedial Transfer Instructions and the Payoff Letter to the Company and that CMB will have no cause of action against ASW for doing so.
(c)For purposes of this Section 1.6, “Transfer” means the transfer, sale, assignment, hypothecation, pledge or other encumbrance, in any manner or whether or not for consideration.
7.Letter Agreement. CMB shall not amend the Letter Agreement without the prior written consent of the Company.
2.Representations and Warranties of CMB. CMB hereby represents and warrants that:
    16

1.Ownership of Securities. Except for the lien described on Schedule 2.1 to this Agreement (the “Permitted Lien”), CMB: (a) owns all right, title and interest (legal and beneficial) in and to all of the Securities, free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws; (b) has good and marketable title to the Securities; and (c) as described in the Letter Agreement, has the power and authority to sell, transfer, convey, assign and deliver to the Company the Securities being sold by CMB to the Company. Upon the receipt by CMB of the Total Payment, release of the Closing Transfer Instructions and implementation of the Closing Transfer Instructions (or, if a Remedial Transfer has already occurred, the Closing Backup Transfer Instructions) by the Transfer Agent, the Company shall acquire valid and unencumbered title to the Securities. If applicable, upon the occurrence of an Impermissible Transfer Event, release of the Remedial Transfer Instructions and implementation of the Remedial Transfer Instructions by the Transfer Agent, the Company shall acquire valid and unencumbered title to the Covered Securities. The Permitted Lien will be released with respect to the Securities upon payment to CMB of the Total Payment (or, if applicable, with respect to the Covered Securities upon the occurrence of an Impermissible Transfer Event and the release of the Remedial Transfer Instructions in accordance with Section 1.6(b)).
2.Authorization; Approval; Enforceability. CMB has full power and authority to execute, deliver and, subject to the terms and conditions of the Payoff Letter and the Letter Agreement, to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by CMB and constitutes the valid and legally binding obligation of CMB, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.Consents. No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of CMB or any its affiliates (other than, if applicable, the Company and its subsidiaries) (collectively, the “CMB Entities”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than the Payoff Letter and the Letter Agreement (in each case in the form executed concurrently with the execution of this Agreement) and any consents obtained on or before the date hereof).
4.No Conflicts. Neither the execution and delivery of this Agreement nor, subject to the terms and conditions of the Payoff Letter, compliance with the terms and provisions hereof on the part of CMB will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of CMB’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, this Agreement or instrument to which CMB is a party or by which CMB its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on CMB’s ability to perform its obligations hereunder.
    16

5.Litigation. There is no action, suit, proceeding or investigation pending or, to CMB’s knowledge, currently threatened that questions the validity of this Agreement, or the right of CMB to enter into this Agreement, or to consummate the transactions contemplated hereby.
6.Sophistication of CMB. CMB: (a) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and (c) has independently and without reliance upon the Company or any of its officers, directors or other affiliates, and based on such information and the advice of such advisors as CMB has deemed appropriate, made its own analysis and decision to enter into this Agreement. CMB acknowledges that neither the Company nor any of its affiliates is acting as a fiduciary or financial or investment adviser to any of the CMB Entities, and has not given any CMB Entity any investment advice, opinion or other information on whether the sale of the Securities is prudent. CMB understands that the Company will rely on the accuracy and truth of the foregoing representations, and CMB hereby consents to such reliance. CMB has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Purchase.
7.Information Concerning the Company. CMB acknowledges that the Company may be in possession of material non-public information about the Company and its subsidiaries not known to CMB as a result of CMB’s observer on the Board of Directors or any committee thereof recusing from, or not attending, one or more meetings of the Board of Directors or any committee thereof and each of them hereby waives any and all claims and causes of action now or hereafter arising against the Company based upon or relating to any alleged non-disclosure of such information and further covenants not to assert any claims against or to sue the Company or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its offer and sale of the Securities pursuant to this Agreement arising out of, based upon or in connection with any alleged non-disclosure of such information. It is understood and agreed that the Company makes no representation or warranty to the CMB whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or any of its subsidiaries, or with respect to the value of the Securities other than the representations and warranties contained in Section 3.
8.No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of any CMB Entity.
9.No Fiduciary Duty. CMB is not a fiduciary of CCB or any other person and CCB is not a fiduciary of CMB.
10.CCB Letter Agreement. CMB has delivered to the Company concurrently with the execution of this Agreement a true, correct and complete copy of the Letter Agreement, which is attached hereto as Exhibit E.
11.No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 2, NEITHER CMB NOR ANY OTHER PERSON ON BEHALF OF CMB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION
    16

OR WARRANTY WITH RESPECT TO CMG OR ANY CMB ENTITY OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF CMB.
3.Representations and Warranties of the Company. The Company hereby represents and warrants that:
1.Authorization; Approval; Enforceability. The Company has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.No Consent. No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the date hereof).
3.No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Company will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Company’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the Company is a party or by which the Company or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Company’s ability to perform its obligations hereunder.
4.Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.
5.Financial Capability. The Company has sufficient immediately available funds to pay, in cash, the First Purchase Price Payment. At the Closing, the Company will have sufficient immediately available funds to pay, in cash, the Second Purchase Price Payment.
6.No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.
7.No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE
    16

COMPANY OR ANY OF ITS SUBSIDIARIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE COMPANY.
4.Conditions to Closing.
1.The obligation of CMB to consummate the transactions contemplated hereby to be effectuated at the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:
(a)each representation and warranty made by the Company in Section 3 shall be true and correct on and as of the Closing Date as though made as of the Closing Date; and
(b)CMB shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that the condition set forth in Section 4.1(a) has been satisfied.
2.The obligation of the Company to consummate the transactions contemplated hereby to be effectuated at the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:
(a)each representation and warranty made by CMB in Section 2 shall be true and correct on and as of the Closing Date as though made as of the Closing Date; and
(b)the Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of CMB that the condition set forth Section 4.2(a) has been satisfied.
5.Miscellaneous.
1.Termination. This Agreement may be terminated prior to the Closing as follows:
(a)at any time on or prior to the Closing, by mutual written consent of the Parties;
(b)by the Company in the event that (i) the Company has delivered to CMB the certificate contemplated by Section 4.1(b) in accordance with Section 5.16, and (ii) CMB fails to deliver the certificate contemplated by Section 4.2(b) by the date that is three (3) Business Days following the date on which the Company’s certificate is delivered to CMB; and
(c)by CMB at any time after 9:00 a.m. Eastern Time on February 28, 2025 in the event that (i) CMB has delivered to the Company the certificate contemplated by Section 4.2(b), and (ii) the Company fails to deliver the certificate contemplated by Section 4.1(b) by the Closing Date or fails to pay the Second Purchase Price Payment by the Closing Date;
provided, that no Party shall have the right to terminate this Agreement pursuant to Section 5.1(b) or Section 5.1(c) if such Party is then in material breach of any of its representations, warranties, covenants or agreements hereunder; provided, further, that if there has been a Remedial
    16

Transfer then CMB may terminate this Agreement pursuant to Section 5.1(c) notwithstanding the prior occurrence of an Impermissible Transfer Event.
2.Effect of Termination.
(a)If this Agreement is terminated pursuant to Section 5.1, except as expressly contemplated by this Section 5.2, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, affiliates, agents, representatives or advisors) to the other Party hereto; provided, that the provisions of Section 5 (including this Section 5.2) and, if applicable, Section 1.5, shall survive any termination of this Agreement.
(b)If this Agreement is terminated pursuant to Section 5.1(a), the Parties will abide by any written agreement in connection therewith, and this Agreement shall otherwise become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, affiliates, agents, representatives or advisors) to the other Party hereto.
(c)In the event this Agreement is terminated by the Company pursuant to Section 5.1(b), then (i) if a Remedial Transfer has occurred, the Company shall retain ownership of the Covered Securities previously obtained by the Company pursuant to Section 1.6(b) and (ii) if an Impermissible Transfer Event has occurred and the Impermissible Transfer Event was a cause (even if not the sole cause) of CMB being unable to deliver the certificate contemplated by Section 4.2(b), CMB shall (A) pay Six Million Seven Hundred Fifty Thousand Four Hundred Nine USD (US$6,750,409.00) to the Company and (B) shall use reasonable best efforts to enforce the CCB Covenant and cause CCB to pay Two Hundred Forty-Three Million Two Hundred Forty-Nine Thousand Five Hundred Ninety-One USD (US$243,249,591.00) to the Company, in each case to an account designated in writing by the Company to CMB. Any payments to be made pursuant to clause 5.2(c)(ii) shall be made no later than the later of (A) if the Parties agree that payment is owed, five (5) Business Days following the termination of this Agreement, or (B) if there is a Dispute as to whether payment is owed, the day that is five (5) Business Days following the date on which a final and binding determination is made with respect to such Dispute pursuant to Section 5.7(j).
(d)In the event this Agreement is terminated by CMB pursuant to Section 5.1(c), then (i) if a Remedial Transfer has occurred, the Company will transfer the Covered Securities to CMB (whether or not an Impermissible Transfer Event has occurred), (ii) CMB will retain the First Purchase Price Payment and the Agreed Costs Payment as well as the Securities, (iii) the Company shall thereafter comply with its obligations pursuant to that certain Registration Rights Agreement, dated as of February 26, 2021, by and between the Company and CMB to the extent requested by CMB, and (iv) the Letter Agreement shall terminate.
(e)In the event of any termination of this Agreement (i) the Company and CMB shall deliver joint written instruction to ASW directing ASW to return to CMB any Escrowed Documents in the possession of ASW at the
    16

time of termination, and (ii) the Company will immediately instruct the Transfer Agent to lift the stop transfer order referenced in Section 1.2(a)(i) of this Agreement.
3.Other Obligations. CMB and Company will share equally any amounts to be paid for stamp or share transfer duties, if any, in Bermuda in connection with Purchase. CMB shall pay all other stamp or share transfer duties imposed by any other jurisdiction in connection with Purchase.
4.Public Announcement. Except as may be required by applicable law, no Party nor any of its affiliates shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby, without prior consultation with the Company or CMB, as applicable, as to the timing a contents of any such announcement or communications; provided, however, that the Company shall be entitled to promptly make any filings with any governmental entity (including, for the avoidance of doubt, the U.S. Securities and Exchange Commission) or disclosures with the stock exchange, if any, on which the Company’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the parties acknowledge and agree that the Company shall announce the Purchase via press release after execution hereof; and provided further, that CMB shall be entitled to promptly make any filings with any governmental entity (including for avoidance of doubt the U.S. Securities and Exchange Commission).Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any Party without the prior written consent of the other Party. This Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder; provided, that (i) CCB shall be a third party beneficiary to this Agreement and shall have all the rights to enforce all terms of this Agreement as if it were CMB and (ii) ASW shall be a third party beneficiary of Section 1.6(b).
5.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of the State of New York.
6.Mandatory Arbitration. The Parties agree that any dispute, controversy, or claims arising out of or relating to this Agreement, or the breach, termination, or validity of this Agreement, and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (each a “Dispute”) shall be finally resolved in accordance with the procedures set forth in this Section 5.7.
(a)In the event of a Dispute, such Dispute shall first be submitted, at the written request of any Party (the “Mediation Request”), to non-binding mediation before a third-party mediator mutually agreed to and engaged by the Parties, with each Party to bear equally the costs of the mediation.
(b)If the Dispute is not resolved in writing for any reason by mediation within fifteen (15) days after the first substantive session with the mediator, which period can be extended by mutual agreement of the
    16

Parties, then the Dispute shall be resolved exclusively by final and binding arbitration administered by JAMS in accordance with the JAMS International Arbitration Rules in effect at the time (the “Rules”), except as modified herein.
(c)Any request to arbitrate the Dispute must be made in writing within the applicable statute of limitations; provided, however, that with respect to the subject Dispute, no Party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Mediation Request and the date of any arbitration being commenced under this Section with respect to the Dispute.
(d)Notwithstanding the agreement to arbitrate, the Parties do not intend to deprive any court of its jurisdiction to issue interim relief including injunctive or equitable relief in order to maintain status quo and/or restrain any acts in violation of this Agreement pending arbitration and/or in aid of arbitration, or to compel arbitration. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a Party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect.
(e)In addition to monetary damages, the arbitrators shall be empowered to award injunctive and equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.
(f)The seat of the arbitration shall be New York, New York. The arbitration shall be conducted in the English language.
(g)The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the request for arbitration. The two arbitrators so appointed shall, in consultation with the parties, appoint the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the appointment of the second arbitrator. If any party fails to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by JAMS in accordance with the Rules.
(h)By executing this Agreement, and in particular this arbitration agreement, each Party waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that such Party is not subject to the jurisdiction of the arbitral tribunal. Each Party to any Dispute shall pay its own expenses, including attorneys’ fees and the Parties shall share equally the arbitrators’ fees and JAMS’s administrative costs.
(i)The arbitrators shall issue a reasoned award in writing.
(j)The parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in
    16

the Borough of Manhattan, New York City, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each of the parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 5.16 of this Agreement or in any other manner permitted by applicable law; and (iii) each of the parties waives any right to trial by jury in any court.
(k)The award of the arbitrators shall be final and binding upon the Parties thereto and shall be the sole and exclusive remedy between the Parties regarding any Disputes presented to the arbitrators. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrators may be entered or enforced in any court having jurisdiction over any Party or any of its assets.
(l)Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(m)It is part of the essence of this Agreement that any Dispute hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Parties and their agents agree not to disclose to any third party (i) the existence or status of the mediation or arbitration, (ii) all information made known and documents produced in the mediation or arbitration not otherwise in the public domain, and (iii) all decisions or awards arising from the mediation or arbitration, except and to the extent that disclosure is required by applicable law or is required to protect or pursue a legal right. Before making any disclosure outside the mediation or arbitration as permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).
7.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed (including via DocuSign) and/or transmitted signature pages shall be accepted as originals for all purposes hereof.
8.Amendment and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and CMB. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more
    16

occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
9.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
10.Survival of Representations and Warranties. The representations, warranties and covenants made by CMB and the Company shall survive the Closing. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.
11.Expenses. Without limiting the Company’s obligation to pay the Agreed Costs, each of the Company and CMB shall pay all costs and expenses that such Party incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
12.Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties agrees to execute such additional documents, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
13.Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, “person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, other entity or unincorporated organization or government or other agency or political subdivision thereof. Any capitalized term used in this Agreement shall have the meaning ascribed to it within this Agreement. All section references in this Agreement are to sections of this Agreement unless otherwise specified. All references to “this Agreement” include Schedule 2.1 to this Agreement. All references to “Business Day” mean any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by law to be closed.
14.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or sent via email to the recipient (with confirmation of receipt). Such notices, demands and other communications will be sent to the address indicated below:
    16

If to Company:
SiriusPoint Ltd.
Point Building 3 Waterloo Lane
Pembroke HM 08, Bermuda
Attention: Linda Lin, Chief Legal Officer
Email: [Intentionally Omitted]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email: [Intentionally Omitted]
[Intentionally Omitted]
Attention:    Todd E. Freed
        Jon A. Hlafter
If to CMB:
c/o Saw Meng Tee
Centennial Tower, Level 17#10
3 Temasek Avenue
Singapore 039190
Email: [Intentionally Omitted]
and
c/o Li Hang, Cheryl
Centennial Tower, Level 17#10
3 Temasek Avenue
Singapore 039190
Email: [Intentionally Omitted]
with a copy (which shall not constitute notice) to:
Perkins Coie LLP
1201 Third Avenue
Seattle, Washington 98101
Email: [Intentionally Omitted]
Attention: Christopher Stanton or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.
[Remainder of Page Intentionally Left Blank]

    16

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SIRIUSPOINT LTD.
By:     /s/ Scott Egan
    Name:    Scott Egan
    Title:    Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
CM BERMUDA LIMITED
By:     /s/ Wang Zhiyu
    Name: Wang Zhiyu
    Title:    Director

[Signature Page to Securities Purchase Agreement]

EXHIBIT A-1 – CLOSING TRANSFER INSTRUCTIONS
[Intentionally Omitted]

EXHIBIT A-2 – REMEDIAL TRANSFER INSTRUCTIONS
[Intentionally Omitted]

EXHIBIT A-3 – BACKUP CLOSING INSTRUCTIONS
[Intentionally Omitted]

EXHIBIT B — RESIGNATION LETTER
[Intentionally Omitted]

2502856.01-NYCSR03A        MSW - Draft February 5, 2025 - 10:05 AM

EXHIBIT C — IRA TERMINATION INSTRUMENT
[Intentionally Omitted]

EXHIBIT D — CMB WIRE INSTRUCTIONS
[Intentionally Omitted]

EXHIBIT E — LETTER AGREEMENT
[Intentionally Omitted]

Schedule 2.1

Permitted Lien
China Construction Bank Corporation, Shanghai Branch as a secured party and agent for certain other lenders, holds a lien on all Securities held by CMB pursuant to a Pledge and Security Agreement dated as of June 15, 2021. The pledge and lien cover assets beyond those related to this transaction and will remain in place after consummation of this transaction with respect to such other assets.

2502856.01-NYCSR03A        MSW - Draft February 5, 2025 - 10:05 AM